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                                                                    EXHIBIT 99

                                                              NEWS



                        KOGER EQUITY, INC. INCREASES ITS
                           REVOLVING CREDIT FACILITY


JACKSONVILLE, FLORIDA, January 5, 1999 -- Koger Equity, Inc. (ASE:KE), a Jacksonville, Florida-based real estate investment trust, announced today that its secured revolving credit facility has been increased from $100,000,000 to $150,000,000. The credit facility is provided by First Union National Bank, as Arranger and Administrative Agent, AmSouth Bank, as Syndication Agent, along with Guaranty Federal Bank, Citizens Bank of Rhode Island and Compass Bank, as participants. The facility is for a term of three years.

Victor A. Hughes, Jr., Chairman of the Board and Chief Executive Officer of Koger said, "We are very pleased with the confidence the institutional lenders involved with this facility have shown in the Company in these difficult credit markets. With the increase of this facility, we will be able to completely satisfy our new construction and development cash needs for our 1999 business plan."

Koger Equity owns and operates 12.1 million feet of office space located in 15 cities in the Southeast and Southwest. It provides management services to third parties for 1.6 million feet located in four Southeastern cities.



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